EXHIBIT 22.1

                    SCHEDULE OF SUBSIDIARIES OF THE COMPANY


                                                Jurisdiction of     Parent          Percentage
Subsidiary                                      Incorporation       Corporation     Ownership

Oasis Hotel, Resorts & Casino III
("Oasis III")                                   Nevada              Company           100%
Cleopatra Palace Resorts and Casinos Limited    United Kingdom      Company            75%
"CPRC")
Cleopatra Cap Gammarth Limited ("CCGL")(1)      Ireland             CPRC               90%
Cleopatra's World Inc. ("CWI")                  British Virgin      CPRC               80%
                                                  Islands
NuOasis Resorts & Casinos N.V.(1)               Netherlands         Company            80%
                                                  Antilles


(1)  In organization: capital stock not issued at June 30, 1999.